Exhibit 99.1

Press Release

MagnaChip Reports Fourth Quarter and Full Year 2017 Financial Results

SEOUL, South Korea and SAN JOSE, Calif., Feb. 6, 2018 — MagnaChip Semiconductor Corporation (NYSE: MX), today, announced financial results for the fourth quarter and full year of 2017.

Q4 Summary

•	Revenue of $174.6 million, slightly higher than the mid-point of the guidance range

•	Gross profit margin of 28.3%, slightly higher than mid-point of guidance range

•	Operating income of $7.6 million, up 46.1% from $5.2 million in Q4 2016, and Adjusted EBITDA of $20.5 million, up 45.8% from $14.1 million in Q4 2016, reflecting improvement in core operating performance

•	Foundry gross profit margin of 31.7%, the highest level in 4 years

•	Power revenue highest since Q4 2013 with gross margin improvement of about 15 percentage points

•	Achieved 6 new OLED design wins

2017 Full-Year Highlights

•	$679.7 million in revenue achieved despite a prolonged slowdown in China smartphone market

•	Gross profit margin of 27.6% rose nearly 5 percentage points over 2016, due to improved product mix, higher utilization rate, product portfolio optimization and implementation of a headcount reduction plan

•	Operating income of $39.2 million increased from $2.7 million in 2016 and Adjusted EBITDA of $78.7 million increased 93.3% from $40.7 million in 2016

•	Foundry revenue grew 16.8% over 2016; Power standard product revenue increases 14.0%

•	Introduced 4 new advanced OLED display drivers and achieved a total of 18 new smartphone design wins

CEO Comments: “Revenue and gross profit margin in the fourth quarter topped the mid-point of our guidance range despite a typically soft seasonal period, a slowdown in the China smartphone market that affected our Display business, and an industry-wide increase in wafer prices that began in the second half of 2017, which kept a lid on gross profit,” said YJ Kim, Chief Executive Officer.

“Revenue in our Foundry and Power businesses edged higher sequentially in the fourth quarter, while revenue in the Display business, including OLED drivers, declined due to general market factors.” Mr. Kim said, “Based upon our current business visibility, we anticipate a sharp rebound and steep growth in our OLED business in the first quarter of 2018 and remain confident that our OLED revenue this year is on track to exceed 50% growth as compared to 2017 or clearly exceed $100 million.” CEO Kim added, “Overall, we made significant operational progress across the board in 2017 and have set a solid foundation for MagnaChip’s growth in 2018.”

CFO Comments:

“Gross profit margin of 27.6% for the 2017 calendar year increased approximately 5 percentage points over 2016, operating income of $39.2 million increased substantially from $2.7 million in 2016, and Adjusted EBITDA of $78.7 million increased 93.3% from $40.7 million in 2016,” said Jonathan Kim, Chief Financial Officer. “The sharp improvement in our financial results stemmed primarily from the success of our business strategy to improve product mix, achieve a higher utilization rate, increase manufacturing efficiencies and reduce expenses by implementing a substantial headcount reduction plan.” CFO Kim added, “We remain fully committed in 2018 to focus on the overall profitability of MagnaChip, continue to optimize our product portfolio, and to manage the business in order to maximize opportunities for revenue growth.”

Fourth Quarter and Full-Year 2017 Financial Review

Total Revenue

Total revenue for the fourth quarter of 2017 was $174.6 million, down 3.3% as compared to $180.5 million from the fourth quarter a year ago, and down 1.2% as compared to $176.7 million from the third quarter of 2017. Total revenue for the full year 2017 was $679.7 million, down 1.2% from $688.0 million in 2016.

Segment Revenue

Foundry Services Group revenue in the fourth quarter was $80.6 million, up 3.6% year-over year, and up 0.3% from $80.4 million in the prior quarter. Standard Products Group revenue in the fourth quarter was $93.9 million, down 8.4% year-over- year, and down 2.4% sequentially, which primarily reflected changes in the mobile OLED business in both periods.

Total Gross Profit and Gross Profit Margin

Total gross profit in the fourth quarter of 2017 was $49.4 million or 28.3% as a percentage of sales as compared with gross profit of $46.1 million or 25.5% gross profit margin in the fourth quarter of 2016, and $50.3 million or 28.5% gross profit margin for the third quarter of 2017.

Segment Gross Profit Margin

Foundry Services Group gross profit margin was 31.7% in the fourth quarter of 2017 as compared with 30.3% in the fourth quarter of 2016 and 30.3% in the third quarter of 2017. The Standard Products Group gross profit margin was 25.3% in the fourth quarter of 2017 as compared with 21.8% in the fourth quarter of 2016 and 26.9% in the third quarter of 2017.

Operating Income, Net Income, Adjusted Net Income, Adjusted EBITDA

Operating income, on a GAAP basis, for the fourth quarter was $7.6 million, as compared with $5.2 million in the fourth quarter of 2016 and $15.5 million in the third quarter of 2017.

Net income, on a GAAP basis, for the fourth quarter was $43.7 million or $1.28 per basic share and $0.99 per diluted share, as compared with a net loss on a GAAP basis of $49.8 million or $1.42 per basic share in the fourth quarter of 2016, and compared with net income of $5.6 million or $0.16 per basic share and $0.15 per diluted share in the third quarter of 2017.

Adjusted Net Income, a non-GAAP financial measure, for the fourth quarter of 2017, totaled $9.1 million or $0.27 per basic share and $0.23 per diluted share, as compared with Adjusted Net Income of $1.6 million or $0.05 per basic share and $0.04 per diluted share in the fourth quarter of 2016, and compared with Adjusted Net Income of $11.4 million or $0.33 per basic share and $0.28 per diluted share in the third quarter of 2017.

Adjusted EBITDA, a non-GAAP financial measure, in the fourth quarter was $20.5 million or 11.8% of revenue, as compared with Adjusted EBITDA of $14.1 million or 7.8% of revenue in the fourth quarter of 2016, and compared with Adjusted EBITDA of $24.7 million or 14.0% of revenue in the third quarter of 2017.

Management believes that non-GAAP financial measures, when viewed in conjunction with GAAP results, can provide a meaningful understanding of the factors and trends affecting MagnaChip’s business and operations and assist in evaluating our core operating performance. However, such non-GAAP financial measures have limitations and should not be considered as a substitute for net income or as a better indicator of our operating performance than measures that are presented in accordance with GAAP. A reconciliation of GAAP results to non-GAAP results is included in this press release.

Cash and cash equivalents totaled $128.6 million at the end of the fourth quarter, about flat with $128.4 million at the end of the third quarter of 2017.

The following table sets forth information relating to our operating segments:

	Three Months Ended		Year Ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Net Sales
Foundry Services Group	$80,629	$77,809	$320,089	$273,961
Standard Products Group
Display Solutions	53,671	64,796	209,539	281,967
Power Solutions	40,241	37,718	149,836	131,468

Total Standard Products Group	93,912	102,514	359,375	413,435
All other	39	139	208	573

Total net sales	$174,580	$180,462	$679,672	$687,969

	Three Months Ended December 31, 2017		Three Months Ended December 31, 2016
	Amount	% of Net Sales	Amount	% of Net Sales
Gross Profit
Foundry Services Group	$25,564	31.7%	$23,592	30.3%
Standard Products Group	23,748	25.3	22,358	21.8
All other	39	100.0	139	100.0

Total gross profit	$49,351	28.3%	$46,089	25.5%

	Year Ended December 31, 2017		Year Ended December 31, 2016
	Amount	% of Net Sales	Amount	% of Net Sales
Gross Profit
Foundry Services Group	$95,458	29.8%	$69,412	25.3%
Standard Products Group	92,227	25.7	87,194	21.1
All other	208	100.0	(380)	(66.3)

Total gross profit	$187,893	27.6%	$156,226	22.7%

Fourth Quarter 2017 and Recent Company Highlights

MagnaChip:

•	Developed a multi-level thick IMD (Inter-Metal Dielectric) process for a capacitor with ultra-high breakdown voltage, which is useful for electric vehicles and for applications in the industrial, communications and healthcare markets.

•	Announced it now offers a 0.35-micron 700V Ultra-High Voltage process technology (UHV) that reduces mask counts, manufacturing time and cost for power-related AC-DC products. This UHV process technology offers 700V nLDMOS, 700V JFET, and 5.5V CMOS devices suitable for manufacturing AC-DC converter ICs and LED driver ICs.

•	Hosted its annual Foundry Technology Symposium in Hsinchu, Taiwan in October 2017 to showcase the Company’s latest technology offerings and provide a wide-ranging overview of its manufacturing capabilities, specialty technologies, target applications and end-markets. The event drew record attendance.

First Quarter 2018 Business Outlook

For the first quarter of 2018, MagnaChip anticipates:

•	Revenue to be in the range of $158 million to $164 million, down sequentially 7.8% at the mid-point of the projected range, due to typical seasonal factors and ongoing portfolio optimization activities. The guidance for the first quarter compares with revenue of $174.6 million in the fourth quarter of 2017 and $161.7 million in the first quarter of 2017.

•	An increase in silicon wafer prices, a lower fab utilization rate due to seasonal factors and product portfolio optimization activity will result in gross profit margin to be in the range of 26% to 28%. This compares to 28.3% in the fourth quarter of 2017, and 25.7% in the first quarter of 2017.

Fourth Quarter 2017 Conference Call

MagnaChip will hold a conference call on February 6 at 5 p.m. EST to discuss the fourth quarter and 2017 financial results. The conference call will be webcast live and also is available by dialing toll-free at 1-844 536-5472. International call-in participants can dial toll-free at 1-614-999-9318.

The conference ID number is 5392748. Participants are encouraged to initiate their calls at least 10 minutes in advance of the 5 p.m. EST start time to ensure a timely connection. The webcast and earnings release will be accessible at www.magnachip.com. A replay of the conference call will be available the same day and will run for 72 hours. The replay dial-in numbers are 1-404-537-3406 or toll-free at 1-855-859-2056. The access code is 5392748.

About MagnaChip Semiconductor Corporation

MagnaChip is a designer and manufacturer of analog and mixed-signal semiconductor platform solutions for communications, IoT, consumer, industrial and automotive applications. The Company’s Standard Products Group and Foundry Services Group provide a broad range of standard products and manufacturing services to customers worldwide. MagnaChip, with over 30 years of operating history, owns a portfolio of approximately 3,200 registered patents and pending applications, and has extensive engineering, design and manufacturing process expertise. For more information, please visit www.magnachip.com. Information on or accessible through, MagnaChip’s website is not a part of, and is not incorporated into, this release.

Safe Harbor for Forward-Looking Statements

Information in this release regarding MagnaChip’s forecasts, business outlook, expectations and beliefs are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These statements include statements about our future operating and financial performance, including first quarter 2018 revenue and gross profit expectations. All forward-looking statements included in this release are based upon information available to MagnaChip as of the date of this release, which may change, and we assume no obligation to update any such forward-looking statements. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to such differences include general economic conditions, the impact of competitive products and pricing, timely design acceptance by our customers, timely introduction of new products and technologies, ability to ramp new products into volume production, industry wide shifts in supply and demand for semiconductor products, industry and/or company overcapacity, effective and cost efficient utilization of manufacturing capacity, financial stability in foreign markets and the impact of foreign exchange rates, unanticipated costs and expenses or the inability to identify expenses which can be eliminated, compliance with U.S. and international trade and export laws and regulations by us and our distributors, and other risks detailed from time to time in MagnaChip’s filings with the SEC, including our Form 10-K filed on February 21, 2017 and subsequent registration statements, amendments or other reports that we may file from time to time with the SEC and/or make available on our website. MagnaChip assumes no obligation and does not intend to update the forward-looking statements provided, whether as a result of new information, future events or otherwise.

CONTACTS: In the United States: Bruce Entin Investor Relations Tel. +1-408-625-1262 Investor.relations@magnachip.com	In Korea: Chankeun Park Director, Public Relations Tel. +82-2-6903-5223 chankeun.park@magnachip.com

MAGNACHIP SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of US dollars, except share data)

(Unaudited)

	Three Months Ended			Year Ended
	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Net sales	$174,580	$176,697	$180,462	$679,672	$687,969
Cost of sales	125,229	126,387	134,373	491,779	531,743
Gross profit	49,351	50,310	46,089	187,893	156,226
Gross profit %	28.3%	28.5%	25.5%	27.6%	22.7%
Operating expenses
Selling, general and administrative expenses	23,631	17,266	23,112	81,775	83,549
Research and development expenses	18,083	17,554	17,748	70,523	72,180
Restructuring and other charges (gain), net	—	—	—	(17,010)	(6,480)
Early termination charges	—	—	—	13,369	4,240
Total operating expenses	41,714	34,820	40,860	148,657	153,489
Operating income	7,637	15,490	5,229	39,236	2,737
Interest expense	(5,460)	(5,485)	(4,053)	(21,559)	(16,238)
Foreign currency gain (loss), net	39,297	(3,662)	(49,628)	65,516	(15,360)
Other income, net	1,006	198	561	2,898	2,990
Income (loss) before income tax expenses	42,480	6,541	(47,891)	86,091	(25,871)
Income tax expenses (benefits)	(1,173)	937	1,899	1,155	3,744
Net income (loss)	$43,653	$5,604	$(49,790)	$84,936	$(29,615)
Earnings (loss) per common share:
- Basic	$1.28	$0.16	$(1.42)	$2.50	$(0.85)
- Diluted	$0.99	$0.15	$(1.42)	$2.02	$(0.85)
Weighted average number of shares—Basic	34,176,812	34,103,029	35,068,330	33,943,264	34,833,967
Weighted average number of shares—Diluted	45,573,889	45,542,418	35,068,330	44,755,137	34,833,967

MAGNACHIP SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA AND ADJUSTED NET INCOME (LOSS)

(In thousands of US dollars, except share data)

(Unaudited)

	Three Months Ended			Year Ended
	December 31, 2017	September 30, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Net income (loss)	$43,653	$5,604	$(49,790)	$84,936	$(29,615)
Adjustments:
Interest expense, net	5,149	5,193	3,987	20,505	15,983
Income tax expenses (benefits)	(1,173)	937	1,899	1,155	3,744
Depreciation and amortization	7,457	7,158	6,625	28,146	25,416
EBITDA	55,086	18,892	(37,279)	134,742	15,528
Restructuring and other charges (gain), net	—	—	—	(17,010)	(5,526)
Early termination charges	—	—	—	13,369	4,240
Equity-based compensation expense	722	435	877	2,336	3,843
Foreign currency loss (gain), net	(39,297)	3,662	49,627	(65,516)	15,360
Derivative valuation loss (gain), net	(436)	370	273	(236)	272
Restatement related expenses	4,319	828	597	10,306	6,970
Secondary offering expenses	154	515	—	669	—
Adjusted EBITDA	$20,548	$24,702	$14,095	$78,660	$40,687
Net income (loss)	$43,653	$5,604	$(49,790)	$84,936	$(29,615)
Adjustments:
Restructuring and other charges (gain), net	—	—	—	(17,010)	(5,526)
Early termination charges	—	—	—	13,369	4,240
Equity-based compensation expense	722	435	877	2,336	3,843
Foreign currency loss (gain), net	(39,297)	3,662	49,627	(65,516)	15,360
Derivative valuation loss (gain), net	(436)	370	273	(236)	272
Restatement related expenses	4,319	828	597	10,306	6,970
Secondary offering expenses	154	515	—	669	—
Adjusted Net Income (Loss)	$9,115	$11,414	$1,584	$28,854	$(4,456)
Adjusted Net Income (Loss) per common share:
- Basic	$0.27	$0.33	$0.05	$0.85	$(0.13)
- Diluted	$0.23	$0.28	$0.04	$0.76	$(0.13)
Weighted average number of shares – Basic	34,176,812	34,103,029	35,068,330	33,943,264	34,833,967
Weighted average number of shares – Diluted	45,573,889	45,542,418	35,503,993	44,755,137	34,833,967

We present Adjusted EBITDA and Adjusted Net Income (Loss) as supplemental measures of our performance. We define Adjusted EBITDA for the periods indicated as EBITDA (as defined below), adjusted to exclude (i) restructuring and other charges (gain), net, (ii) early termination charges, (iii) equity-based compensation expense, (iv) foreign currency loss (gain), net, (v) derivative valuation loss (gain), net, (vi) restatement related expenses and (vii) secondary offering expenses. EBITDA for the periods indicated is defined as net income (loss) before interest expense, net, income tax expenses (benefits) and depreciation and amortization. We prepare Adjusted Net Income (Loss) by adjusting net income (loss) to eliminate the impact of a number of non-cash expenses and other items that may be either one time or recurring that we do not consider to be indicative of our core ongoing operating performance. We believe that Adjusted Net Income (Loss) is particularly useful because it reflects the impact of our asset base and capital structure on our operating performance. We define Adjusted Net Income (Loss) for the periods as net income (loss), adjusted to exclude (i) restructuring and other charges (gain), net, (ii) early termination charges, (iii) equity-based compensation expense, (iv) foreign currency loss (gain), net, (v) derivative valuation loss (gain), net, (vi) restatement related expenses and (vii) secondary offering expenses.

MAGNACHIP SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands of US dollars, except share data)

(Unaudited)

	December 31, 2017	December 31, 2016
Assets
Current assets
Cash and cash equivalents	$128,575	$83,355
Restricted cash	—	18,251
Accounts receivable, net	92,026	61,775
Inventories, net	73,073	57,048
Other receivables	4,292	5,864
Prepaid expenses	9,250	8,137
Hedge collateral	7,600	3,150
Other current assets	15,444	5,113

Total current assets	330,260	242,693

Property, plant and equipment, net	205,903	179,793
Intangible assets, net	4,061	3,085
Long-term prepaid expenses	12,791	9,556
Deferred income tax assets	264	193
Other non-current assets	5,510	6,632

Total assets	$558,789	$441,952

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$65,940	$51,509
Other accounts payable	10,261	12,272
Accrued expenses	51,746	60,365
Deferred revenue	8,335	11,092
Deposits received	—	16,549
Other current liabilities	1,860	1,654

Total current liabilities	138,142	153,441

Long-term borrowings, net	303,416	221,082
Accrued severance benefits, net	148,905	129,225
Other non-current liabilities	7,963	10,318

Total liabilities	598,426	514,066

Commitments and contingencies
Stockholders’ equity
Common stock, $0.01 par value, 150,000,000 shares authorized, 42,563,808 shares issued and 34,189,599 outstanding at December 31, 2017 and 41,627,103 shares issued and 35,048,338 outstanding at December 31, 2016	426	416
Additional paid-in capital	136,259	130,189
Accumulated deficit	(40,889)	(125,825)
Treasury stock, 8,374,209 shares at December 31, 2017 and 6,578,765 shares at December 31, 2016, respectively	(102,319)	(90,918)
Accumulated other comprehensive income (loss)	(33,114)	14,024

Total stockholders’ deficit	(39,637)	(72,114)

Total liabilities and stockholders’ equity	$558,789	$441,952

MAGNACHIP SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of US dollars)

(Unaudited)

	Three Months Ended	Year Ended
	December 31, 2017	December 31, 2017	December 31, 2016
Cash flows from operating activities
Net income	$43,653	$84,936	$(29,615)
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation and amortization	7,457	28,146	25,416
Provision for severance benefits	9,019	24,373	14,432
Amortization of debt issuance costs and original issue discount	523	1,987	707
Loss (gain) on foreign currency, net	(46,985)	(77,600)	18,884
Restructuring gain and other	—	(17,010)	(7,785)
Stock-based compensation	722	2,336	3,843
Other	(410)	49	103
Changes in operating assets and liabilities
Accounts receivable, net	(1,969)	(22,210)	285
Inventories, net	(11,358)	(8,077)	(557)
Other receivables	(1,323)	3,981	19,125
Other current assets	(579)	2,318	5,000
Accounts payable	10,142	10,320	(4,163)
Other accounts payable	(3,763)	(12,141)	(6,603)
Accrued expenses	4,439	(12,020)	(16,305)
Deferred revenue	(1,706)	(3,949)	1,674
Other current liabilities	(459)	(1,281)	(5,331)
Other non-current liabilities	(1,043)	(760)	(1,574)
Payment of severance benefits	(1,928)	(21,506)	(15,352)
Other	(371)	(336)	5,447
Net cash provided by (used in) operating activities	4,061	(18,444)	7,631
Cash flows from investing activities
Proceeds from settlement of hedge collateral	2,059	10,615	6,317
Payment of hedge collateral	—	(14,839)	(3,552)
Proceeds from disposal of plant, property and equipment	81	18,834	688
Purchase of plant, property and equipment	(13,392)	(32,661)	(18,727)
Payment for intellectual property registration	(230)	(1,207)	(1,049)
Collection of guarantee deposits	36	1,462	619
Payment of guarantee deposits	—	(41)	(193)
Other	70	94	23
Net cash used in investing activities	(11,376)	(17,743)	(15,874)
Cash flows from financing activities
Proceeds from issuance of senior notes	—	86,250	—
Payment of debt issuance costs	—	(5,902)	—
Proceeds from exercise of stock options	353	3,744	1,732
Acquisition of treasury stock	—	(11,401)	—
Net cash provided by financing activities	353	72,691	1,732
Effect of exchange rates on cash and cash equivalents	7,112	8,716	(1,016)
Net increase (decrease) in cash and cash equivalents	150	45,220	(7,527)
Cash and cash equivalents
Beginning of the period	128,425	83,355	90,882
End of the period	$128,575	$128,575	$83,355